Free Writing Prospectus to Preliminary Terms No. 247

Registration Statement Nos. 333-250103; 333-250103-01

Dated December 14, 2020; Filed pursuant to Rule 433

Morgan Stanley

1.25-Year RTY PLUS

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	April 5, 2022
Underlying index:	Russell 2000® Index (“RTY”)
Payment at maturity per PLUS[1]:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value:

$10 × index performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	March 31, 2022, subject to postponement for non-index business days and certain market disruption events
Leverage factor:	300%
Index performance factor:	Final index value divided by the initial index value
Maximum payment at maturity:	$11.62 per PLUS (116.20% of the stated principal amount)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	December 30, 2020
Original issue date:	January 5, 2021 (3 business days after the pricing date)
CUSIP/ISIN:	61771J156 / US61771J1566
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000138713120010989/ms247_fwp-04586.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Index	Return on PLUS
+50.00%	16.20%
+40.00%	16.20%
+30.00%	16.20%
+20.00%	16.20%
+10.00%	16.20%
+5.40%	16.20%
+5.00%	15.00%
0.00%	0%
-10.00%	-10.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the PLUS

•	The PLUS do not pay interest or guarantee return of any principal.
•	The appreciation potential of the PLUS is limited by the maximum payment at maturity.
•	The market price of the PLUS will be influenced by many unpredictable factors.
•	The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.
•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.
•	The estimated value of the PLUS is $9.641 per PLUS, or within $0.35 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
•	The amount payable on the PLUS is not linked to the value of the underlying index at any time other than the valuation date.
•	Investing in the PLUS is not equivalent to investing in the underlying index.
•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.
•	The PLUS will not be listed on any securities exchange and secondary trading may be limited.
•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS.
•	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Risks Relating to the Underlying Index

•	The PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.
•	Adjustments to the underlying index could adversely affect the value of the PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.